Exhibit 99.2

Mission Advancement Corp. Announces Closing of Upsized $345,000,000 Initial Public Offering

PHOENIX, AZ – March 5, 2021 – Mission Advancement Corp. (the “Company” or “MAC”) today announced that it closed its upsized initial public offering (“IPO”) of 34,500,000 units at $10.00 per unit, including 4,500,000 units issued pursuant to an exercise by the underwriters of their over-allotment option, resulting in gross proceeds of $345,000,000.

The Company’s units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “MACC.U” on March 3, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “MACC” and “MACC WS,” respectively.

Cantor Fitzgerald & Co and Moelis & Company are acting as joint book-running managers for the offering. Loop Capital Markets is acting as lead manager for the offering.

The public offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022 or by e-mail at prospectus@cantor.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mission Advancement Corp.

Co-Sponsored by Colin Kaepernick and The Najafi Companies, Mission Advancement Corp. is a special purpose acquisition company committed to partnering with and advancing a world class consumer company with the aim of creating meaningful value for all stakeholders. At the intersection of consumer and societal impact, MAC will search for target companies across DTC brands, apparel and fashion, consumer products, CPG, fin-tech, food, health and wellness, sports, media and education, among others. For more information, visit www.missioncorp.com

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Kelly Whitten / Ross Lovern

Kelly.whitten@kekstcnc.com / Ross.lovern@kekstcnc.com

(917) 842-5068 / (917) 842-7205